Exhibit 4.1

Common Stock Incorporated Under the Laws of The Commonwealth of Virginia Brinks Home Security Holdings, Inc. Common Stock See reverse for certain definitions CUSIP 109699 10 8 Fully Paid and Nonassessable Shares of Common Stock, No Par Value of Brinks Home Security Holdings, Inc. (hereinafter called the “Corporation”). Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Amended and Restated Articles of Incorporation of the Corporation. (copies of which are on file with the Transfer Agent), to all of which the holder of this Certificate by the acceptance hereof expressly asserts. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers. Countersigned and Registered: American Stock Transfer & Trust Company LLC American Bank Note Company 711 Armstrong Lane Columbia, Tennessee 38401 (931) 388-3003 Sales: Charles Sharkey 302-731-7088 7 / Live Jobs / B / Brinks 30958 FC Production Coordinator: Denise Little 931-490-1706 Proof of: September 15, 2008 Brink’s Home Security Holdings, Inc. TSB 30958 FC Operator AP / DS Rev 1